Exhibit 99.1

EULAV ASSET MANAGEMENT

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2017

INDEPENDENT AUDITORS' REPORT

To the Trustees of

EULAV Asset Management

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of EULAV Asset Management (the "Company"), which comprise the consolidated statement of financial condition as of April 30, 2017, and the related consolidated statements of operations, changes in owners' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EULAV Asset Management as of April 30, 2017, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York

June 23, 2017

EULAV ASSET MANAGEMENT

Consolidated Statement of Financial Condition

April 30, 2017

ASSETS
Cash and cash equivalents	$4,392,401
Investments	4,278,279
Receivable from affiliates	1,748,903
Prepaid expenses and other assets	425,996

Total current assets	10,845,579

Furniture and equipment, net	59,133
Intangible asset - management contracts	49,527,672

$60,432,384

LIABILITIES AND OWNERS' EQUITY
Accounts payable and accrued liabilities	$930,044
Due to owners – distributions	2,001,453

Total current liabilities	2,931,497

Owners' equity	57,500,887

$60,432,384

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Operations

For the Year Ended April 30, 2017

Revenues:
Investment management fees	$14,701,119
12b-1 fees	5,360,359
Sub-transfer agency fees	461,567
Dividends, interest and other income	127,999
Change in unrealized gain on investments	77,163

Total revenues	20,728,207

Expenses:
Marketing and distribution	6,176,519
Compensation and benefits	3,465,606
Office and administration	1,551,304
Professional fees	1,206,387

Total expenses	12,399,816

Net income before New York City income taxes	8,328,391
Provision for New York City income taxes	95,847

Net income	$8,232,544

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Changes in Owners' Equity

For the Year Ended April 30, 2017

	April 30,	Net		April 30,
	2016	Income	Distributions	2017

Non-voting revenue interest and non-voting profit interest	$56,367,127	$7,713,526	$(7,661,624)	$56,419,029
Class A voting profit interest	882,590	467,116	(294,404)	1,055,302
Class B voting profit interest	21,366	51,902	(46,712)	26,556

	$57,271,083	$8,232,544	$(8,002,740)	$57,500,887

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Cash Flows

For the Year Ended April 30, 2017

Cash flows from operating activities:
Net income	$8,232,544
Adjustments to reconcile net income to net cash provided by operating activities:
Change in unrealized gain on investments	(77,163)
Depreciation and amortization expense	49,073
Changes in:
Receivable from affiliates	(113,512)
Prepaid expenses and other assets	369,408
Accounts payable and accrued liabilities	(284,630)
Deferred rent	(1,866)

Net cash provided by operating activities	8,173,854

Cash flows from investing activities:
Purchase of investments	(6,757,151)
Proceeds from investments	5,475,832
Purchase of management contracts and selling agreements	(350,000)
Purchase of furniture and equipment, net	(30,364)

Net cash used by investing activities	(1,661,683)

Cash flows from financing activities:
Distributions, net of change in due to owners - distributions	(7,805,808)

Net decrease in cash and cash equivalents	(1,293,637)
Cash and cash equivalents - April 30, 2016	5,686,038

Cash and cash equivalents - April 30, 2017	$4,392,401

Supplemental disclosure of cash flow information:
Cash paid for New York City income taxes	$71,000

Non-cash financing activities:
Due to owners - distributions	$2,001,453

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note A - Organization and Transactions with Affiliates

EULAV Asset Management (the "Company"), a Delaware statutory trust, with no fixed term, was formed on December 23, 2010 as a result of Value Line, Inc. ("VLI") completing the restructuring of its asset management and broker-dealer businesses (the "Restructuring Transaction"). As part of the Restructuring Transaction, EULAV Securities, Inc., a New York corporation and wholly-owned subsidiary of VLI that acted as the distributor of the Value Line mutual funds ("Value Line Funds"), merged into EULAV Securities LLC ("ESLLC"), a Delaware limited liability company. VLI transferred 100% of its interest in ESLLC to EULAV Asset Management LLC, a wholly-owned subsidiary of VLI that acted as the investment adviser to the Value Line Funds and certain separate accounts. EULAV Asset Management LLC then converted into the Company, which still acts as the investment adviser to the Value Line Funds. ESLLC, a wholly-owned subsidiary of the Company, is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. ESLLC claims the exemption from the provisions of SEC Rule 15c3-3 under paragraph (k)(1).

VLI granted the Company the right to use the Value Line name for all existing Value Line Funds and to supply without charge or expense the Value Line proprietary ranking system information for so long as the Company is the investment adviser to the Value Line Funds.

Each of the Value Line Funds has an investment advisory agreement with the Company pursuant to which the Company serves as investment adviser to the Value Line Funds. The Company receives investment management fees from each of the Value Line Funds managed by the Company. The Company and certain of the Value Line Funds have agreed that the Company would waive a portion of the fund's respective advisory fees. The fees received by the Company from the Value Line Funds are net of any contractual fee waivers as described in Note E.

Each of the Value Line Funds has a distribution agreement with the Company's wholly owned subsidiary ESLLC pursuant to which ESLLC acts as principal underwriter and distributor of the Value Line Funds for the sale and distribution of their shares. ESLLC is eligible to receive service and distribution fees under Rule 12b-1 of the Investment Company Act of 1940 from the Value Line Funds managed by the Company. ESLLC and certain of the Value Line Funds have agreed to waive all or a portion of the fund's respective Rule 12b-1 fees. The fees received by the ESLLC from the Value Line Funds are net of any contractual fee waivers as described in Note E.

The Company receives sub-transfer agency fees from certain of the Value Line Funds to compensate financial intermediaries that provide sub-transfer agency and related services to investors that hold their fund shares in omnibus accounts maintained by the financial intermediaries with the Value Line Funds (see Note B[4]).

Note B - Summary of Significant Accounting Policies

[1]	Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all cash held at banks and in money market mutual funds to be cash and cash equivalents. As of April 30, 2017, cash and cash equivalents included $44,300 and $94,775 invested in the Federated Government Obligations Fund and General Treasury Securities Money Market Fund, respectively. The Company maintains cash balances in a financial institution which, at times, may exceed federally insured limits. In the event of a financial institution's insolvency, recovery of cash may be limited.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note B - Summary of Significant Accounting Policies (continued)

[3]	Consolidation:

The consolidated financial statements include the accounts of the Company and ESLLC after elimination of inter-company balances and transactions.

[4]	Revenues:

Investment management fees consist of management fees from the Value Line Funds. Investment management fees for the Value Line Funds are earned on a monthly basis as services are performed and the fees, which generally range from 0.50% to 1.00%, are calculated based on average daily net assets of the Value Line Funds in accordance with each fund's advisory agreement.

The management fees and average daily net assets for the Value Line Funds are calculated by State Street Bank, which serves as the fund accountant, fund administrator and custodian of the Value Line Funds. Shareholder servicing for the Value Line Funds is performed by BFDS, an affiliate of State Street Bank. The Value Line Funds are open-end management companies registered under the Investment Company Act of 1940.

Service and distribution fees are received from the Value Line Funds in accordance with service and distribution plans under Rule 12b-1 of the Investment Company Act of 1940. The plans are compensation plans, which means that ESLLC's fees under the plans are payable without regard to actual expenses incurred by ESLLC. ESLLC may earn a profit under the plan. Service and distribution fees are received on a monthly basis and calculated by State Street Bank based on the average daily net assets of each of the Value Line Funds in accordance with each fund's prospectus. Expenses incurred by ESLLC include payments to securities dealers, banks, financial institutions and other organizations that provide distribution, marketing, and administrative services with respect to the distribution of the Value Line Funds' shares.

Sub-transfer agency fees are received from the Value Line Funds in accordance with a sub-transfer agency plan approved by the Board of the Value Line Funds. The sub-transfer agency fee, which may be paid directly to the financial intermediary or indirectly via ESLLC, is equal to the lower of (i) the aggregate amount of additional transfer agency fees and expenses that the Value Line Funds would otherwise pay to the Value Line Funds' transfer agent, if each subaccount in the omnibus account maintained by the financial intermediary with the fund were a direct account with the fund and (ii) the amount by which the fees charged by the financial intermediary for including the fund on its platform and providing shareholder, sub-transfer agency and related services exceed the amount paid under the fund's plan with respect to fund assets attributable to shares held by the financial intermediary in the omnibus account. In addition, the amount of sub-transfer agency fees payable by the Value Line Funds to all financial intermediaries in the aggregate is subject to a maximum cap of 0.05% of each fund's average daily net assets. If the sub-transfer agency fee is paid to financial intermediaries indirectly via ESLLC, ESLLC does not retain any amount thereof and such fee otherwise reduces the amount that ESLLC is contractually obligated to pay to the financial intermediary.

[5]	Income taxes:

The Company, as a trust, has elected to be taxed as a pass-through entity similar to a partnership for federal and state income tax purposes and, accordingly, is not subject to federal and state income taxes. The Company is subject to New York City unincorporated business tax.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note B - Summary of Significant Accounting Policies (continued)

[5]	Income taxes: (continued)

The Company may recognize tax benefits from any uncertain positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company's policy is to recognize interest and penalties in general and administration expense. The Company has not recognized in these consolidated financial statements any interest or penalties related to income taxes, and has no material unrecognized tax benefits. The Company is subject to U.S. federal, state and local tax examinations by tax authorities since inception. There are currently no income tax returns under examination.

Tax laws are complex and subject to different interpretations by the taxpayer and taxing authorities. Significant judgment is required when evaluating tax provisions and related uncertainties. Future events such as changes in tax legislation could require a provision for income taxes. Any such changes could significantly affect the amounts reported in the consolidated statement of operations.

[6]	Investments:

As of April 30, 2017, investments include $1,028,279 in various Value Line mutual funds. The Company classifies these investments as trading securities recorded at fair value.

Certificates of deposit with original maturities less than one year are classified as short-term and certificates of deposit with original maturities greater than three months and remaining maturities greater than one year are classified as long-term. As of April 30, 2017, the Company held short term certificates of deposit of $3,250,000.

[7]	Intangible assets:

The value of the intangible asset received as part of the Restructuring Transaction was derived primarily from revenue streams to be earned from management contracts contributed and from the right to use the Value Line name for all existing Value Line Funds and access the Value Line Proprietary Ranking information. This intangible asset was valued at approximately $49,197,000, which is not deductible for tax purposes, has an indefinite useful life, and is not being amortized. VLI utilized the services of a third party valuation firm (the "Valuator") to assist in the determination of the fair value of the intangible asset at the time of the Restructuring Transaction.

The value of the intangible asset received as part of the Value Line Defensive Strategies Fund Transaction was derived primarily from the value of the assets in the Fund and the value of two selling agreements that were acquired in the Transaction. The intangible asset was valued at approximately $350,000, and is being amortized over a 15 year useful life. The amount of amortization for the year ended April 30, 2017 was $19,445.

EAM utilizes the services of the Valuator to assist in the determination of the fair value of the intangible asset each fiscal year. The Valuator employed several analytical methodologies which were used by the Company to assist in its determination of the fair value of the intangible asset. These methodologies included two market approach methods which referenced actual transactions in the equity of similar enterprises that are traded in private and public markets and one income approach method utilizing discounted cash flows to determine the present value of the future earning capacity that is available to investors in the entity. The Company assesses the recoverability of its intangible asset by determining whether the carrying amount can be recovered through discounted forecasted cash flows if events or changes in circumstances indicate that the asset may be impaired. If discounted forecasted cash flows indicate that the carrying amount will not be recovered, an adjustment will be made to reduce such amounts to fair value based on forecasted future cash discounted at a rate commensurate with the risk associated with achieving such cash flows. Future cash flows are based on trends of historical performance and the Company's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. The Company has elected to perform its annual analysis at April 30, its fiscal year-end. No indicators of impairment were identified during the year ended April 30, 2017.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

[8]	Fair Value of Financial Instruments

In accordance with Fair Value Accounting, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. Financial assets and liabilities recorded on the Statement of Financial Condition are categorized based on the inputs to the valuation techniques as follows:

Level 1: Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2: Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3: Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

The following table presents the Company’s assets and liabilities by level within the fair value hierarchy at April 30, 2017:

	Carrying Value	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$4,392,401	$4,392,401	$-	$-	$4,392,401
Investments	4,278,279	4,278,279	-	-	4,278,279
Receivable from affiliates	1,748,903	-	1,748,903	-	1,748,903
Total Assets	$10,419,583	$8,670,680	$1,748,903	$-	$10,419,583

Liabilities:
Accounts payable and accrued liabilities	$930,044	$-	$930,044	$-	$930,044
Due to Owners - distributions	2,001,453	-	2,001,453	-	2,001,453
	$2,931,497	$-	$2,931,497	$-	$2,931,497

The classification of financial instruments valued at fair value as of April 30, 2017 is as follows:

Level 1

Certificates of deposit	$3,250,000
Mutual funds	1,028,279

$4,278,279

Mutual funds as described in Note B[6], are valued on the last business day of the period at the last available reported price on the primary securities exchange.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note C - Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update on revenue recognition (ASU 2014-09).  The new guidance creates a single, principle based model for revenue recognition and expands and improves disclosures about revenue.  The new guidance is effective for fiscal years beginning on or after December 15, 2018 and interim periods within those fiscal years.  The Company is currently assessing the impact the adoption of ASU 2014-09 will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840).  ASU 2016-2 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged.  The amendments in this ASU are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years.  Early application is permitted for all entities.  ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after the date of initial application, with an option to elect to use certain transaction relief.  The Company is currently assessing the impact that the adaption of ASU 2016-02 will have on its financial statements.

Note D - Owners' Equity

Class A and Class B interest holders are Trustees and holders of the voting profits interests of the Company, and Value Line, Inc. ("VLI") owns the non-voting revenue interests and the non-voting profits interests of the Company.

Collectively, the voting profits interests receive 50% of the residual profit of the business, in which the share of Class A voting profits interest is 45% and Class B voting profits interest is 5%, subject to temporary adjustments in certain circumstances, as defined in the Trust agreement.  VLI retains a nonvoting profits interest representing 50% of residual profits, subject to temporary adjustments in certain circumstances and has no power to vote for the election, removal or replacement of the Trustees of the Company. VLI also retains a Non-Voting Revenues Interest in the business ranging from 41% at non-distribution fee (certain investment management fees) revenue levels of $9 million or less to 55% at such revenue levels of $35 million or more. The Company will make distributions to the owners and holders of the revenue interests no later than the tenth day after each respective quarter end, as defined in the Trust agreement.

Note E - Related Party Transactions

The investment management fees, as described in Note A, are received from the Value Line Funds and are reflected within receivable from affiliates on the consolidated statement of financial condition. For the year ended April 30, 2017, total investment management fee waivers and reimbursements were approximately $474,000.   The 12b-1 fees, as described in Note A, are received from the Value Line Funds. For the year ended April 30, 2017, total service and distributions fee waivers were approximately $923,000. Substantially all of the revenue is generated from related parties.

As of April 30, 2017, the Company held investments in the Value Line Funds as described in Note B[6].

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note F - Furniture and Equipment

Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of five to seven years. For the year ended April 30, 2017, depreciation expense was $29,628.

Furniture and equipment, net, consist of the following:

Furniture and equipment	$288,195
Less: accumulated depreciation	(229,062)

$59,133

Note G - Regulatory Requirements

For regulatory purposes, ESLLC is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $5,000 or one-fifteenth of aggregate indebtedness, if greater. At April 30, 2017, ESLLC's net capital, as defined, of approximately $428,000 exceeded required net capital by approximately $388,000 and the ratio of aggregate indebtedness to net capital was 1.39 to 1.

Note H - Employees' Profit Sharing and Savings Plan

The employees of the Company are eligible to be members of the Company's 401(k) Plan and Profit Sharing Plan. In general, the Company matched 50% of the first 6% of each eligible employee's salary for the 401(k) Plan and may at its discretion contribute to the Profit Sharing Plan. For the year ended April 30, 2017, the Company made $113,000 in matching contributions to the 401(k) Plan and its Profit Sharing Plan. This amount was included in compensation and benefits on the consolidated statement of operations.

Note I - Co-Employee Agreement

The Company has a client service agreement with ADP TotalSource as Co-employer (as defined in the client service agreement). ADP TotalSource is an unrelated entity. The Company's employees are on the Co-employer's payroll and withholding system which is responsible for providing the payroll and tax withholding payments and reports for the Company's employees. In exchange, the Co-employer receives an administrative fee amounting to approximately $30,000 for the year ended April 30, 2017.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2017

Note J - Commitment

In February 2016, the Company signed the First Amendment to Sublease which extended its lease term to March 2020. Either party may terminate the Sublease following not less than six months written notice, provided that termination of the Sublease may not occur earlier than November 30, 2017. Future rental commitment under the Sublease is as follows:

Year Ending
April 30,	Amount

2018	323,919
2019	323,919
2020	296,926
$944,764

Rent expense charged to operations for the year ended April 30, 2017 totaled $321,000, which was included in office and administration on the consolidated statement of operations.

Note K - Subsequent Events

Management has evaluated all subsequent transactions and events through June 23, 2017, the date on which these consolidated financial statements were available to be issued.